K E N N E T H I. D E N O S, P. C.
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                                     10757 SOUTH, RIVER FRONT PARKWAY, SUITE 125
                                                        SOUTH JORDAN, UTAH 84095
                                                                  (801) 619-1195
                                                             FAX: (801) 816-2599
                                                             KDENOS@DENOSLAW.COM

February 14, 2007


Board of Directors
Cancer Therapeutics, Inc.
210 W. Hansell St.
Thomasville, GA 31792

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form 10-SB 12G

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Cancer Therapeutics, Inc. pursuant to the filing of a registration statement on Form 10-SB 12G with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of all of the issued and outstanding shares of common stock of Cancer Therapeutics. It is our opinion that the shares of common stock are issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of Cancer Therapeutics in accordance with the State of Delaware corporation laws, statutory provisions, all applicable provisions of the Delaware Constitution , and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Cancer Therapeutics in the registration statement included therein.


                                            Sincerely yours,

                                            KENNETH I. DENOS, P.C.

                                            /s/ Kenneth I. Denos
                                            Kenneth I. Denos

KID:mf